Exhibit 4.4

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION. THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

INNOVIVE PHARMACEUTICALS, INC.
SENIOR CONVERTIBLE PROMISSORY NOTE

[City, State]
$_________	___________ ___, 2005

1.   Principal and Interest

INNOVIVE PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of ______________________, or assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth below (or such other address as Holder shall provide to the Company pursuant hereto), the principal amount of ____________ dollars ($___________), together with interest as set forth below.

The Company promises to pay interest, compounded semi-annually, on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of five percent (5%), or such lesser rate as shall be the maximum rate allowable under applicable law. Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, and shall be accrued and added to principal. Unless converted or prepaid earlier as set forth below, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on the first anniversary of the final closing of the Company’s sale of Bridge Notes (as defined below) (the “Due Date”). Notwithstanding the foregoing, at the option of the Company, by written notice to the Holder prior to the Due Date, the Company may extend the Due Date until the date that is one year following the initial Due Date (the “Extended Term”); provided, that, during the Extended Term, the interest rate hereunder shall be eight percent (8%), or such lesser rate as shall be the maximum rate allowable under applicable law.

This Note is being issued pursuant to that certain Note and Warrant Purchase Agreement between the Company and the Holder (the “Purchase Agreement”), and is subject to its terms.

2.   Prepayment.

2.1   All unpaid principal and unpaid accrued interest of this Note may be prepaid without penalty, in whole or in part, at any time upon thirty (30) days written notice to Holder.

2.2   Any prepayment of this Note will be credited first against accrued interest, then principal. Upon payment in full of the amount of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

3.   Conversion.

3.1   All unpaid principal and accrued unpaid interest on this Note shall be automatically converted into the securities (the “Securities”) issued in the Company’s next equity financing (or series of related equity financings) involving the Company’s sale of securities to venture capital, institutional or private investors in which at least $5,000,000 in gross cash proceeds (before brokers’ fees or other transaction related expenses) are received by the Company (excluding any such proceeds resulting from any conversion of notes of like tenor issued pursuant to agreements substantially similar to the Purchase Agreement (“Bridge Notes”)) (an “Qualified Financing”), at a conversion price equal to ninety percent (90%) of the lowest per unit price for Securities paid in cash by investors in such Qualified Financing, and upon such other terms, conditions and agreements as may be applicable in such Qualified Financing, to which terms, conditions and agreements Holder will evidence its consent by execution of appropriate documentation. For example, if the Company sells securities consisting of a class of preferred stock with a warrant to purchase shares of common stock in a Qualified Financing, the Holder will receive such preferred stock and such warrants upon conversion.

3.2   Immediately prior to the occurrence of a Sale of the Company (as defined below), all unpaid principal and accrued unpaid interest on this Note shall be automatically converted into shares of the Company’s Common Stock at a conversion price per share equal to the Sale Conversion Price (as defined below). The Company shall not issue fractional shares but shall round up the number of shares issued to the next whole number. Any conversion effected in accordance with this Section 3.2 shall be binding upon the Holder hereof. “Sale of the Company” shall mean a transaction (or series of like transactions) with one or more non-affiliates, pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the board of directors of the Company (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. The “Sale Conversion Price” shall mean a per share price equal to the quotient obtained by dividing (a) the aggregate proceeds received in a Sale of the Company less any convertible debt of the Company then outstanding by (b) the number of shares of the Company’s Common Stock then outstanding on a fully-diluted basis.

3.3   Upon conversion of this Note, the applicable amount of outstanding principal and accrued unpaid interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled, a check payable to the Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the Securities, as determined by the Board of Directors. Such conversion shall be deemed to have been made concurrently with the close of the Qualified Financing or immediately prior to the occurrence of a Sale of the Company, as applicable. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

4.   Attorney’s Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

5.   Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Purchase Agreement. In the case of notice to either party, copies should be sent to W. David Mannheim, Esq., Wyrick, Robbins, Yates & Ponton, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607. The Company shall notify the Holder in writing at least five (5) days prior to the closing of a Qualified Financing.

6.   Notice of Proposed Transfers. Prior to any proposed transfer of this Note or the Securities, unless there is in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the proposed transfer, the holder hereof shall give written notice to the Company of such holder’s intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied (except in transactions in compliance with Rule 144) by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Note or Securities may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer without consideration by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder. Each certificate evidencing Securities or the Note transferred as above provided shall bear an appropriate restrictive legend, except that the Note or certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

7.   Acceleration. This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note or the Purchase Agreement at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within sixty (60) days after the date on which the Company receives notice of such breach.

8.   No Dilution or Impairment. The Company will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

9.   Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

10.   No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder of the Company.

11.   Amendment. Any term of this Note may be amended with the written consent of the Company and the holders of not less than sixty-six and two-thirds percent (66⅔%) of the then outstanding principal amount of the other notes (the “Bridge Notes”) issued pursuant to a Note and Warrant Purchase Agreement substantially similar to the Purchase Agreement, even without the consent of the Holder hereof. Any amendment effected in accordance with this Section 11 shall be binding upon each holder of any Bridge Note, each future holder of all such Bridge Notes, and the Company; provided, however, that no special consideration or inducement may be given to any such holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders ratably in accordance with the principal amount of their then outstanding Bridge Notes. The Company shall promptly give notice to all holders of outstanding Bridge Notes of any amendment effected in accordance with this Section 11.

ISSUED as of the date first above written.

INNOVIVE PHARMACEUTICALS, INC.

By:____________________________
Name:__________________________
Title:___________________________